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                         Exhibit to Form 8 - K


                     S - K Reference Number (99.2)


             Press release announcing first quarter earnings



































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FOR IMMEDIATE RELEASE

Contacts:

James H. Weber
Senior Vice President,
Marketing and Investor Relations Officer
Tel: (440) 989-3005

Mitchell J. Fallis, CPA
Vice President and
Chief Accounting Officer
Tel: (440) 244-7145

Gregory D. Friedman, CPA
Executive Vice President,
Corporate Secretary and
Chief Financial Officer
Tel: (440) 244-7143

LNB BANCORP, INC., REPORTS IMPROVED 2003 FIRST-QUARTER EARNINGS

EPS UP THREE PERCENT FROM YEAR-AGO RECORD

LORAIN, OHIO-APRIL 15, 2003-LNB BANCORP, INC. (Nasdaq: LNBB), today announced improved financial results for the first quarter ended March 31, 2003, with earnings reaching the highest level for any first quarter in the corporation's history.

All 2002 financial statements and related per-share amounts herein have been restated to reflect the adoption of Statement of Financial Accounting Standards (SFAS) No.147 "Acquisitions of Certain Financial Institutions" and SFAS 142 "Goodwill and Other Intangible Assets" as related to intangibles. Per-share amounts have also been adjusted to reflect a two-percent stock dividend on July 2, 2002, and a three-for-two stock split on March 14, 2003.

LNB Bancorp, Inc., parent financial holding company of The Lorain National Bank, reported 2003 first-quarter earnings of $2,191,000, an increase of two percent from the previous first-quarter record of $2,148,000 set last year. Basic and diluted earnings per share for the 2003 first quarter were $.33 compared with $.32 for the year-ago period, an increase of three percent.

Net interest income increased one percent during the 2003 first quarter compared with last year's first quarter. Solid growth in commercial loans plus the downward repricing of interest-bearing liabilities contributed to the net interest income increase.

Noninterest income declined by five percent in 2003's first quarter. Decreases in Investment and Trust Services Division income of 21 percent,
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decreases in gains on sales of securities of 26 percent and decreases in other service charges, exchanges and fees of one percent more than offset increases in service charges of three percent and card-related income of 16 percent.

Noninterest expenses were basically flat for the first quarter of 2003 compared with the first quarter of 2002 with increases in salaries and Ohio Franchise tax offset by decreases in marketing and outside services. Income taxes decreased $80,000 due to increases in tax-exempt interest income from municipal securities, equity and preferred stock and bank owned-life insurance investments.

Commenting on the results for the quarter, Gary C. Smith, LNB Bancorp's President and Chief Executive Officer, stated: "Despite lingering economic softness in the year's opening quarter, we were once again able to generate year-over-year earnings growth. Our success is attributable to LNB's proven business model, which provides the flexibility and high level of customer service that our community-oriented banking style affords, while simultaneously being progressive yet disciplined with our credit and business development policies. The benefits of this philosophy were clearly evident in the first quarter as we were able to decrease our provision for loan losses while our ratio of loan loss reserve to gross loans actually improved versus last.year.

"We were also proud that our wholly owned subsidiary-North Coast Community Development Corporation-was awarded $9 million in tax credit allocations during the first quarter," Smith continued. "As previously announced, the award is part of the New Markets Tax Credit Program, which stems from the Community Renewal Tax Relief Act enacted in 2000. The tax credits are aimed at stimulating growth and jobs within our market and enable us to offer loans below prevailing market rates. This represents a mutual benefit for our community, our customers and our shareholders while coinciding with our community-oriented business principles. The tax credits will be earned as loans are made under the New Markets Tax Credit program and as other conditions are met."

The Bancorp reported that annualized return on average assets (ROAA) for the 2003 first quarter was 1.24 percent, compared with 1.29 percent for 2002's first quarter. The annualized return on average shareholders' equity (ROAE) for the 2003 first quarter was 13.22 percent versus 13.56 percent in last year's comparable quarter.

Total assets increased nine percent to $722.0 million at March 31, 2003, up $60.4 million from March 31, 2002. Net loans increased four percent to $504.8 million from $483.3 million, led by strong commercial loan growth offset somewhat by a refinancing-induced decline in residential mortgage loans during the 12 months ended March 31, 2003. The security portfolio increased to $155.1 million at March 31, 2003, up $22.9 million or 17.3 percent from one year ago. Increases in United States government agency
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securities accounted for most of the increase.

Total deposits climbed almost 11 percent to $578.9 million, up $56.5 million from one year ago. Growth in demand deposits, savings, certificates of deposit, CheckInvest, high-performance checking, and Market Access deposits were partially offset by declines in money market deposits.

Other borrowings declined three percent to $69.3 million at March 31, 2003, from $71.1 million one year ago due to decreases in repurchase agreements of $3.9 million offset in part by increases in Federal Home Loan Bank advances of $2.1 million.

At March 31, 2003, shareholders' equity reached an all-time high of $67.4 million, up $5.0 million or eight percent from one year ago; and book value per share climbed to $10.21 from $9.63 per share at March 31, 2002. Capital ratios remained strong during the period, with average equity to average assets of 9.4 percent. LNB Bancorp, Inc., and Lorain National Bank exceed all applicable regulatory capital requirements. Under Federal Deposit Insurance Corporation (FDIC) guidelines, Lorain National Bank is categorized as "well capitalized"-the highest rating category available.

LNB Bancorp, Inc.'s Board of Directors declared a first-quarter cash dividend of $0.17 per share. The cash dividend was paid on April 1, 2003, to shareholders of record on March 17, 2003, and represents an increase of two percent in the Bancorp's quarterly cash dividends paid.

LNB Bancorp, Inc.'s Annual Meeting of Shareholders will be held at 10:00 a.m. Eastern Time today at: LNB Bancorp, Inc., 521 Broadway, Lorain, Ohio. A detailed analysis of LNB Bancorp, Inc.'s 2002 financial performance is included in its 2002 Annual Report, which was released in March 2003.

ABOUT LNB BANCORP, INC.
LNB Bancorp, Inc., is a $722-million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc., and a 49-percent-owned subsidiary, Charleston Title Agency, LLC. LNB Bancorp's primary subsidiary, The Lorain National Bank, provides a full spectrum of financial services, including full-service community banking, specializing in commercial, mortgage and personal banking services, and investment and trust services. Lorain National Bank also offers long-term, fixed-rate mortgages via the secondary mortgage market. Brokerage services including stocks, bonds, mutual funds and variable-annuity investments are also offered at Lorain National Bank through Raymond James Financial Services, Inc. (member NASD/SIPC), a registered broker/dealer. North Coast Community Development Corporation, a wholly owned subsidiary of The Lorain National Bank, is a community development entity (CDE), formed and approved in 2002, that provides qualified community businesses with debt financing including commercial mortgage, construction, commercial equipment and working capital loans aimed at stimulating economic growth and job creation in low- and moderate-income census tracts in Lorain County, Ohio.
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Charleston Insurance Agency, Inc., offers life, long-term-care insurance and fixed-annuity products. Charleston Title Agency, LLC, offers traditional title services.

Lorain National Bank serves customers through 21 retail-banking centers and 27 ATMs in Ohio's Lorain, eastern Erie, and western Cuyahoga counties. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K, please visit http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations that are covered under the "safe-harbor" provision of the Securities Litigation Reform Act of 1995. Certain forward-looking statements, which involve inherent risks and uncertainties, are described in LNB Bancorp's filings with the Securities and Exchange Commission. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc., conducts its operations.


                     --FINANCIAL HIGHLIGHTS FOLLOW--

                             LNB Bancorp, Inc.
                           FINANCIAL HIGHLIGHTS
           (In thousands, except per-share data; unaudited

                                                         PERCENT
THREE MONTHS ENDED MARCH 31,      2003         2002      CHANGE
----------------------------   ---------    ---------   ---------
Net interest income            $ 7,160      $ 7,083         1%
Noninterest income               2,506        2,638       (5)%
                               ---------    ---------
  Revenue                      $ 9,666      $ 9,721       (1)%
Provision for loan losses          564          600       (6)%
Noninterest expenses             5,946        5,928         0%
                               ---------    ---------
  Income before income taxes   $ 3,156        3,193       (1)%
Income taxes                       965        1,045       (8)%
                               ---------    ---------
  Net income                   $ 2,191      $ 2,148         2%







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PER SHARE DATA:
Earnings (basic and diluted)   $  0.33      $  0.32
Cash dividend declared         $  0.17      $  0.16

Weighted average shares outstanding:
Basic                          6,602,127    6,473,337
Diluted                        6,616,966    6,475,530

                                                         PERCENT
AT MARCH 31,                      2003         2002      CHANGE
----------------------------   ---------    ---------   ---------
Total assets                   $ 722,048    $ 661,642       9%
Net loans                      $ 504,776    $ 483,308       4%
Total deposits                 $ 578,855    $ 522,322      11%
Other borrowings               $  69,264    $  71,138     (3)%
Total shareholders' equity     $  67,372    $  62,385       8%
Book value per share           $   10.21    $    9.63       6%


FINANCIAL RATIOS:
-----------------
Annualized Return on average assets           1.24%        1.29%
Annualized Return on average equity          13.22%       13.56%
Net interest margin                           4.39%        4.61%
Efficiency ratio                             61.73%       62.76%
Loan loss reserve/gross loans                 1.31%        1.28%